CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Bankrate, Inc.:

We consent to incorporation by reference in the registration statement (No. 333-87955) on Form S-8 of Bankrate, Inc. of our report dated January 4, 2006, with respect to the combined balance sheets of Mortgage Market Information Services, Inc. and Interest.com, Inc. as of the nine months ended September 30, 2005 and the year ended December 31, 2004, and the related combined statements of operations, stockholder’s equity and cash flows for the nine months ended September 30, 2005 and the year ended December 31, 2004, which report appears in this Current Report on Form 8-K/A Amendment No. 1 of Bankrate, Inc., dated February 14, 2006.

/s/ Virchow, Krause & Company, LLP
Virchow, Krause & Company, LLP
Chicago, Illinois
February 13, 2006